Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST QUARTER RESULTS

•	Earnings per diluted share: $2.65 from net income, $2.61 from adjusted operating income*

•	ROE 8.9% and adjusted operating ROE* 11.0% for the trailing twelve months

•	Deployed capital of $100 million into in-force and other transactions and share buybacks

ST. LOUIS, April 29, 2019 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported first quarter net income of $169.5 million, or $2.65 per diluted share, compared with $100.2 million, or $1.52 per diluted share, in the prior-year quarter. Adjusted operating income* totaled $167.2 million, or $2.61 per diluted share, compared with $105.7 million, or $1.61 per diluted share, the year before. Net foreign currency fluctuations had an adverse effect of $0.11 per diluted share on net income and adjusted operating income as compared with the prior year.

	Quarterly Results
($ in thousands, except per share data)	2019	2018
Net premiums	$2,737,813	$2,582,551
Net income	169,507	100,230
Net income per diluted share	2.65	1.52
Adjusted operating income*	167,155	105,746
Adjusted operating income per diluted share*	2.61	1.61
Book value per share	154.61	139.64
Book value per share, excluding accumulated other comprehensive income (AOCI)*	126.38	117.49
Total assets	66,692,481	60,954,823

*	See ‘Use of Non-GAAP Financial Measures’ below

In the first quarter, consolidated net premiums totaled $2.7 billion, up 6% from last year’s first quarter of $2.6 billion, with adverse net foreign currency effects of $78.8 million. Excluding spread-based businesses and the value of associated derivatives, investment income increased 5% versus a year ago, primarily due to asset growth. The average investment yield, excluding spread businesses, was up 3 basis points from the first quarter of 2018 to 4.49%.

The GAAP effective tax rate this quarter was 21.7% on pre-tax income. The effective tax rate was 21.4% on pre-tax adjusted operating income for the quarter, at the lower end of the expected range.

Anna Manning, President and Chief Executive Officer, commented, “This was a good quarter for us as income exceeded our expectations and we experienced strong momentum in terms of organic growth and in-force transactions. We continued to benefit from earnings diversity that comes with our global operating platform, as strong results in Asia and Canada more than offset some modest weakness elsewhere. - more -

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“We executed a number of in-force and other transactions across a range of product areas and geographies, putting to work $50 million of capital. We also repurchased $50 million of shares, and we ended the quarter with an excess capital position of approximately $0.9 billion.

“We are off to a good start in 2019, and we remain optimistic about our business overall. Our organic growth opportunities remain strong, the transaction pipeline remains very active, and we expect to continue to produce attractive financial returns.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax income of $11.7 million, compared with $2.9 million in the first quarter of 2018. Pre-tax adjusted operating income increased to $18.1 million, compared with $1.2 million the year before, reflecting slightly unfavorable Individual Mortality experience due primarily to large claims, compared with unfavorable Individual Mortality experience in the prior year. Group results improved and were slightly above expectations this quarter, compared with results that were modestly below expectations in the year-ago period.

Traditional net premiums were up 4% from last year’s first quarter to $1,356.9 million, reflecting new business in Individual Mortality.

Financial Solutions

The Asset-Intensive business reported pre-tax income of $65.0 million compared with $47.3 million last year. First quarter pre-tax adjusted operating income totaled $59.6 million compared with $49.7 million a year ago. Current-period results benefited from favorable equity markets, and new business added in mid to late 2018.

The Financial Reinsurance business reported pre-tax income and pre-tax adjusted operating income of $18.3 million, down modestly from $20.2 million the year before, and essentially in line with expectations.

Canada

Traditional

The Canada Traditional segment reported pre-tax income of $50.3 million, compared with $23.7 million the year before. Pre-tax adjusted operating income increased to $44.6 million, from $25.6 million a year ago, due to favorable individual mortality experience. Foreign currency exchange rates had an adverse effect of $2.6 million on pre-tax income and $2.4 million on pre-tax adjusted operating income.

Reported net premiums totaled $255.3 million for the quarter, up slightly over the year-ago period. Net foreign currency fluctuations had an adverse effect of $12.7 million on net premiums.

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Financial Solutions

The Canada Financial Solutions business segment, which consists of longevity and fee-based transactions, reported first quarter pre-tax income and pre-tax adjusted operating income of $1.3 million, down from $3.2 million a year ago, due to slightly unfavorable longevity experience. Net foreign currency fluctuations adversely affected pre-tax income and pre-tax adjusted operating income by $0.1 million.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax income and pre-tax adjusted operating income of $15.4 million, similar to last year’s first quarter. The current-period results were slightly below management's expectations. Net foreign currency fluctuations adversely affected pre-tax income and pre-tax adjusted operating income by $1.7 million for the quarter.

Reported net premiums were $363.9 million in the first quarter compared with $375.5 million in the prior year, with foreign currency exchange rates adversely affecting net premiums by $32.6 million.

Financial Solutions

The EMEA Financial Solutions business segment, which consists of longevity, asset-intensive and fee-based transactions, reported first quarter pre-tax income of $38.4 million, compared with $39.2 million in the year-ago period. Pre-tax adjusted operating income totaled $35.1 million, compared with $35.9 million the year before, with results in line with management's expectations. Net foreign currency fluctuations adversely affected pre-tax income by $2.8 million and pre-tax adjusted operating income by $2.6 million.

Asia Pacific

Traditional

The Asia Pacific Traditional segment’s pre-tax income and pre-tax adjusted operating income totaled
$36.6 million, compared with $22.9 million a year ago, attributable to favorable overall experience in Asia, partially offset by a loss in Australia. Net foreign currency fluctuations had an adverse effect of $2.2 million on pre-tax income and pre-tax adjusted operating income.

Reported net premiums increased 10% to $646.7 million reflecting continued growth in Asia, offset by a reduction in Australia. Foreign currency exchange rates had an adverse effect of $27.2 million on net premiums.

Financial Solutions

The Asia Pacific Financial Solutions business segment, which consists of asset-intensive and fee-based transactions, reported first quarter pre-tax income of $6.1 million, compared with $4.0 million in the prior-year period. Pre-tax adjusted operating income improved to $3.3 million from $1.3 million, due primarily to better-than-expected results from a treaty that is in runoff, as well as new treaties effective this quarter. Net foreign currency fluctuations did not have a material impact on income.
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Reported net premiums increased significantly to $33.8 million from $0.7 million in the prior year period, attributable to new treaties added in the quarter. Foreign currency exchange rates had an adverse effect of $1.2 million on net premiums.

Corporate and Other

The Corporate and Other segment’s pre-tax losses totaled $26.5 million, compared with pre-tax losses of $40.8 million the year before. Pre-tax adjusted operating losses totaled $19.8 million, compared with year-ago pre-tax adjusted operating losses of $30.9 million. The improvement reflected a recapture fee on a collateral financing transaction.

Dividend Declaration

The board of directors declared a regular dividend of $0.60, payable May 30 to shareholders of record as of May 9.

Earnings Conference Call

A conference call to discuss first quarter results will begin at 11 a.m. Eastern Time on Tuesday, April 30. Interested parties may access the call by dialing 800-281-7973 (domestic) or 323-794-2093 (international). The access code is 4201888. A live audio webcast of the conference call will be available on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call.

The Company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that adjusted operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, uncertain tax positions and other tax related items and other items that management believes are not indicative of the Company’s ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts
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primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Adjusted operating income per diluted share is a non-GAAP financial measure calculated as adjusted operating income divided by weighted average diluted shares outstanding. Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average stockholders’ equity excluding AOCI. Similar to adjusted operating income, management believes these non-GAAP financial measures better reflect the ongoing profitability and underlying trends of the Company’s continuing operations, they also serve as a basis for establishing target levels and awards under RGA’s management incentive programs.

Reconciliations from GAAP net income, book value per share, net income per diluted share and average stockholders’ equity are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Financial Information” section.

About RGA
Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.4 trillion of life reinsurance in force and assets of $66.7 billion as of March 31, 2019. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the Company’s website at www.rgare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, ratios, future financial performance, and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the previous paragraphs as “we,” “us” or
“our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7)
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inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology, or other operational systems, or the
Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the benefits or burdens associated with the
Tax Cuts and Jobs Act of 2017 may be different than expected, (28) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations and (29) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A - “Risk Factors” in the 2018 Annual Report.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Adjusted Operating Income
(Dollars in thousands, except per share data)

(Unaudited)	Three Months Ended March 31,
	2019		2018
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income	$169,507	$2.65	$100,230	$1.52
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	10,669	0.16	24,702	0.38
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	4,585	0.07	8,131	0.12
Embedded derivatives:
Included in investment related gains/losses, net	(12,695)	(0.20)	(22,433)	(0.34)
Included in interest credited	1,199	0.02	(22,565)	(0.34)
DAC offset, net	(9,117)	(0.14)	16,846	0.26
Investment (income) loss on unit-linked variable annuities	(9,750)	(0.15)	2,095	0.03
Interest credited on unit-linked variable annuities	9,750	0.15	(2,095)	(0.03)
Interest expense on uncertain tax positions	2,107	0.03	—	—
Non-investment derivatives	340	0.01	60	—
Uncertain tax positions and other tax related items	560	0.01	775	0.01
Adjusted operating income	$167,155	$2.61	$105,746	$1.61

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Effective Income Tax Rates
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2019
	Pre-tax Income	Income Taxes	Effective Tax Rate
GAAP income	$216,564	$47,057	21.7%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	13,278	2,609
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	5,804	1,219
Embedded derivatives:
Included in investment related gains/losses, net	(16,069)	(3,374)
Included in interest credited	1,518	319
DAC offset, net	(11,540)	(2,423)
Investment (income) loss on unit-linked variable annuities	(12,342)	(2,592)
Interest credited on unit-linked variable annuities	12,342	2,592
Interest expense on uncertain tax positions	2,667	560
Non-investment derivatives	430	90
Uncertain tax positions and other tax related items	—	(560)
Adjusted operating income	$212,652	$45,497	21.4%
Reconciliation of Consolidated Income before Income Taxes to Pre-tax Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2019	2018
Income before income taxes	$216,564	$137,925
Reconciliation to pre-tax adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	13,278	31,643
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	5,804	10,292
Embedded derivatives:
Included in investment related gains/losses, net	(16,069)	(28,396)
Included in interest credited	1,518	(28,563)
DAC offset, net	(11,540)	21,324
Investment (income) loss on unit-linked variable annuities	(12,342)	2,652
Interest credited on unit-linked variable annuities	12,342	(2,652)
Interest expense on uncertain tax positions	2,667	—
Non-investment derivatives	430	76
Pre-tax adjusted operating income	$212,652	$144,301

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2019
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$11,654	$(3)		$6,475		$18,126
Financial Solutions:
Asset-Intensive	64,958	(3,109)	(1)	(2,269)	(2)	59,580
Financial Reinsurance	18,319	—		—		18,319
Total U.S. and Latin America	94,931	(3,112)		4,206		96,025
Canada Traditional	50,279	(5,667)		—		44,612
Canada Financial Solutions	1,348	—		—		1,348
Total Canada	51,627	(5,667)		—		45,960
EMEA Traditional	15,424	—		—		15,424
EMEA Financial Solutions	38,390	(3,294)		—		35,096
Total EMEA	53,814	(3,294)		—		50,520
Asia Pacific Traditional	36,624	(4)		—		36,620
Asia Pacific Financial Solutions	6,083	(2,748)		—		3,335
Total Asia Pacific	42,707	(2,752)		—		39,955
Corporate and Other	(26,515)	6,707		—		(19,808)
Consolidated	$216,564	$(8,118)		$4,206		$212,652

(1)	Asset-Intensive is net of $(30,297) DAC offset.

(2)	Asset-Intensive is net of $18,757 DAC offset.

(Unaudited)	Three Months Ended March 31, 2018
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$2,892	$10		$(1,693)		$1,209
Financial Solutions:
Asset-Intensive	47,262	41,631	(1)	(39,231)	(2)	49,662
Financial Reinsurance	20,159	—		—		20,159
Total U.S. and Latin America	70,313	41,641		(40,924)		71,030
Canada Traditional	23,707	1,850		—		25,557
Canada Financial Solutions	3,191	—		—		3,191
Total Canada	26,898	1,850		—		28,748
EMEA Traditional	15,421	(9)		—		15,412
EMEA Financial Solutions	39,164	(3,276)		—		35,888
Total EMEA	54,585	(3,285)		—		51,300
Asia Pacific Traditional	22,887	(5)		—		22,882
Asia Pacific Financial Solutions	4,021	(2,743)		—		1,278
Total Asia Pacific	26,908	(2,748)		—		24,160
Corporate and Other	(40,779)	9,842		—		(30,937)
Consolidated	$137,925	$47,300		$(40,924)		$144,301

(1)	Asset-Intensive is net of $5,289 DAC offset.

(2)	Asset-Intensive is net of $16,035 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended March 31,
	2019	2018
Earnings per share from net income:
Basic earnings per share	$2.70	$1.55
Diluted earnings per share	$2.65	$1.52

Diluted earnings per share from adjusted operating income	$2.61	$1.61
Weighted average number of common and common equivalent shares outstanding	64,027	65,872

(Unaudited)	At March 31,
	2019	2018
Treasury shares	16,594	14,625
Common shares outstanding	62,544	64,513
Book value per share outstanding	$154.61	$139.64
Book value per share outstanding, before impact of AOCI	$126.38	$117.49

Reconciliation of Book Value Per Share to Book Value Per Share Excluding AOCI

(Unaudited)	At March 31,
	2019	2018
Book value per share outstanding	$154.61	$139.64
Less effect of AOCI:
Accumulated currency translation adjustments	(2.36)	(1.36)
Unrealized appreciation of securities	31.41	24.29
Pension and postretirement benefits	(0.82)	(0.78)
Book value per share outstanding, before impact of AOCI	$126.38	$117.49

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Reconciliation of Stockholders' Average Equity to Stockholders' Average Equity Excluding AOCI
(Dollars in thousands)

(Unaudited)
Trailing Twelve Months Ended March 31, 2019:	Average Equity
Stockholders' average equity	$8,861,989
Less effect of AOCI:
Accumulated currency translation adjustments	(133,001)
Unrealized appreciation of securities	1,313,655
Pension and postretirement benefits	(50,874)
Stockholders' average equity, excluding AOCI	$7,732,209

Reconciliation of Trailing Twelve Months of Consolidated Net Income to Adjusted Operating Income and
Related Return on Equity
(Dollars in thousands)

(Unaudited)		Return on Equity
Trailing Twelve Months Ended March 31, 2019:	Income
Net Income	$785,119	8.9%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, net	103,403
Change in fair value of embedded derivatives	41,934
Deferred acquisition cost offset, net	(17,691)
Statutory tax rate changes and subsequent effects	(62,388)
Adjusted operating income	$850,377	11.0%
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2019	2018
Revenues:
Net premiums	$2,737,813	$2,582,551
Investment income, net of related expenses	579,877	516,329
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(9,453)	—
Other investment related gains (losses), net	17,241	(470)
Total investment related gains (losses), net	7,788	(470)
Other revenue	94,553	75,297
Total revenues	3,420,031	3,173,707
Benefits and expenses:
Claims and other policy benefits	2,508,324	2,362,101
Interest credited	133,189	80,449
Policy acquisition costs and other insurance expenses	311,881	356,902
Other operating expenses	201,483	191,274
Interest expense	40,173	37,454
Collateral finance and securitization expense	8,417	7,602
Total benefits and expenses	3,203,467	3,035,782
Income before income taxes	216,564	137,925
Provision for income taxes	47,057	37,695
Net income	$169,507	$100,230
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